Dechert Price & Rhoads
                              1500 K Street, N.W.
                          Washington, D.C. 20005-1208
                           Telephone: (202) 626-3300
                              Fax: (202) 626-3334

                               February 23, 1996



Templeton Global Opportunities Trust
700 Central Avenue
St. Petersburg, Florida  33701

Dear Sir or Madam:

         As counsel for Templeton Global Opportunities Trust (the "Trust") during the fiscal year ended December 31, 1995, we are familiar with the registration of the Trust under the Investment Company Act of 1940 (File No. 811-5914) and the registration statement relating to its shares of beneficial interest (the "Shares") under the Securities Act of 1933 (File No. 33-31267). We also have examined such other Trust records, agreements, documents and instruments as we deemed appropriate.

         Based upon the foregoing, it is our opinion that the Shares have been duly and validly authorized and issued as fully paid, and are non-assessable by the Trust.

         We consent to the filing of this opinion in connection with the Notice for the fiscal year ended December 31, 1995 pursuant to Rule 24f-2 under the Investment Company Act of 1940 to be filed on behalf of the Trust with the Securities and Exchange Commission.

                                      Very truly yours,

                                     /s/ Dechert Price & Rhoads